EXHIBIT 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To,

Megola, Inc.

USA

We consent to the inclusion of our following reports Dated April 12, 2024, relating to financial statements of Megola, Inc. (MGON) (the “Company”) of Independent Registered Public Accounting Firm in this Form 1-K of Megola, Inc. (MGON) (the “Company”), as issued for FY 2023 and FY 2022 and the references to our firm in this regard in Form 1-K so being filed by the company.

For, Pipara & Co LLP (6841)

Place: Ahmedabad, India

Date: August 12, 2024